Exhibit 99.03

EQUITABLE RESOURCES, INC.

EXCHANGE OFFER IN RESPECT OF
Unregistered 5.15% Notes Due 2012
($200,000,000 Aggregate Principal Amount Outstanding Issued November 15, 2002)

To Holders:

        We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by Equitable Resources, Inc. ("Equitable") to exchange up to $200,000,000 aggregate principal amount of its 5.15% Notes due 2012 (the "exchange notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of the $200,000,000 aggregate principal amount of its outstanding unregistered 5.15% Notes due 2012 (the "old notes"), upon the terms and subject to the conditions set forth in the Prospectus dated                         , 2003 (the "Prospectus") and the related Letter of Transmittal.

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2003;

  2.
  Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number; and

  3.
  Instruction to Registered Holder from Beneficial Owner.

        In addition, attached as Exhibit A hereto is a Letter to Clients which may be sent to your clients for whose account you hold old notes in your name or in the name of your nominee, which shall accompany the Instruction to Registered Holder from Beneficial Owner for obtaining such client's instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2003 UNLESS EXTENDED BY EQUITABLE IN ITS SOLE DISCRETION.

        The Exchange Offer is not conditioned upon any minimum number of old notes being tendered.

        Pursuant to the Letter of Transmittal, each Holder (as defined in the Letter of Transmittal) of old notes will represent to Equitable that:

  •
  the exchange notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the Holder;

  •
  neither the Holder nor any other recipient of the exchange notes (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the old notes or exchange notes;

  •
  neither the Holder nor any other recipient is an "affiliate" of Equitable within the meaning of Rule 405 promulgated under the Securities Act;

  •
  if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with Equitable or any "affiliate" of Equitable within the meaning of Rule 405 promulgated under the Securities Act to distribute the exchange notes; and

  •
  if the signatory is a broker-dealer, the signatory further represents and warrants that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, and the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange notes received in the Exchange Offer.

        By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

        By its acceptance of the Exchange Offer, any broker-dealer that receives exchange notes pursuant to the Exchange Offer agrees to notify us in writing before using the Prospectus in connection with the resale or transfer of exchange notes. Any such broker-dealer will be required to acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus to make the statements in the Prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to any such broker-dealer, such broker-dealer will suspend use of the Prospectus until we have notified such broker-dealer that delivery of the Prospectus may resume and have furnished to such broker-dealer copies of any amendment or supplement to the Prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which the Prospectus is a part we will make the Prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

        The enclosed Instruction to Registered Holders from Beneficial Owner contains an authorization by the beneficial owners of the old notes for you to make the foregoing representations.

        Equitable will not pay any fee or commission to any broker or dealer or to any other person other than the exchange agents for the Exchange Offer. Equitable will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus under the caption "The Exchange Offer-Transfer Taxes."

        Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, The Bank of New York, in the manner set forth below.

EXCHANGE AGENT:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street–7E
New York, New York 10286
Attention: Mr. Santino Ginocchietti
Telephone: 212-815-6331
Facsimile: 212-298-1915

Very truly yours,
EQUITABLE RESOURCES, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF EQUITABLE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EQUITABLE OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.